ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1258
Dan O’Keefe (9l8) 25l-2887	dburke@kcsa.com

ADDvantage Technologies Group, Inc. Appoints Scott Francis
Chief Financial Officer
Daniel O’Keefe appointed to chief operating officer

BROKEN ARROW, Oklahoma September 17, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced that it has named Scott A. Francis as vice president, chief financial officer and chief accounting officer. In conjunction with the hiring of Mr. Francis, the Company announced that Daniel E. O’Keefe, who previously held these positions, will serve as vice president, chief operating officer and secretary.  In O’Keefe’s new position, he will pursue corporate objectives and serve as a liaison between the operating business units of the Company.

As chief financial officer and chief accounting officer, Francis will be responsible for all areas of financial reporting, general accounting, information technology and risk management of the Company.

Francis comes to ADDvantage Technologies from Vanguard Car Rental USA, Inc. where he served as a controller of accounting since 2004 and directed various accounting functions including risk management, commissions, general accounting, employee benefits and financial systems. Prior to that, he served as manager of financial reporting for WilTel Communications, Inc., for which he managed all financial reporting and general accounting functions.  Francis also worked for The Williams Companies, Inc. in their SEC financial reporting and consolidations accounting area as well as Ernst & Young.  Francis graduated with a B.S. in accounting from Oklahoma State University in 1989.

Commenting on the hire, Ken Chymiak, chief executive officer of ADDvantage Technologies, stated, “We are pleased to be adding someone of Scott’s financial background, which will help to strengthen our executive management team. His experience and knowledge will be of great value to our company as we position ourselves for the future and begin to put in place our succession plans for the management of ADDvantage Technologies. He will no doubt be an asset as we continue to expand our business both domestically and internationally.”

“Joining the management team of ADDvantage Technologies is an exciting opportunity for me,” Francis said. “As an industry leader in providing equipment to a vast array of CATV operators, ADDvantage Technologies has great potential for future growth, given the current and expected future demand for increased bandwidth and system upgrades required to keep operators competitive. I look forward to the endeavor and the opportunities that lie ahead.”

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.